EX-34.2
(logo) PRICEWATERHOUSECOOPERS


PricewaterhouseCoopers LLP
400 Campus Dr.
Florham Park NJ 07932
Telephone (973) 236 4000
Facsimile (973) 236 5000
www.pwc.com


Report of Independent Registered Public Accounting Firm

To the Stockholder of EMC Mortgage Corporation:

We have examined EMC Mortgage Corporation (the "Company") compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for asset-backed securities transactions for which the Asserting Party performed master servicing functions set forth in Item 1122(d) involving residential mortgage loans that were closed from January 1, 2006 to December 31, 2008 (as identified in Exhibit B) and (i) were registered with the Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1933 or (ii) for which the Asserting Party contractually agree to report ("the Platform") described in the accompanying Management's Report on Assessment of Compliance with Applicable Servicing Criteria as of and for the year ended December 31, 2008 (the "Reporting Period"), excluding criteria 1122(d)(1)(ii), (iii); 1122(d)(2)(iv); 1122(d)(4)(i), (ii), (iii), (iv), (v),
(viii), (ix), (x), (xi), (xii), (xiii), and (xv), which the Company has determined are not applicable to the activities performed by it with respect to the Platform. Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected residential mortgages that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, management's assertion that the Company complied with the aforementioned applicable servicing criteria as of and for the year ended December 31, 2008, for residential mortgage loans for which the Asserting Party performed master servicing functions, where the related residential mortgage loans transactions were outstanding during the Reporting Period is fairly stated, in all material respects.


/s/ PricewaterhouseCoopers LLP

March 13, 2009


Exhibit B
EMC MASTER SERVICING PLATFORM as of December 31, 2008

BSABS 2007-AC1
BSABS 2007-AC2
BSABS 2007-AC3
BSABS 2007-AC4
BSABS 2007-AC5
BSABS 2007-AC6
BSABS 2007-HE6
BSABS 2007-HE7
BSABS 2007-SD1
BSARM 2007-1
BSARM 2007-3
BSARM 2007-4
BSARM 2007-5
IMPAC 2006-SDl
PRIME 2006-2
PRIME 2007-1
PRIME 2007-2
PRIME 2007-3